[DESCRIPTION] Articles of Amendment to Articles of Incorporation

                                 HAI ENTERPRISES, INC.

                                 ARTICLES OF AMENDMENT
                                       TO THE
                               ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, HAI Enterprises, Inc., (hereinafter referred to as the "Corporation"), adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is HAI Enterprises, Inc.

SECOND: The Articles of Incorporation of the Corporation are hereby amended as follows:

     Article FOURTH is amended by deleting the first sentence of Article FOURTH in its entirety and substituting in lieu thereof the following:

         "The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolutions adopted from time to time by the board of directors, provided that the number of directors shall not be less than one."

THIRD: The amendment was advised to the shareholders by written informal action, unanimously taken by the Board of Directors of the Corporation, pursuant to and in accordance with the Colorado Business Corporation Act on the 28th day of January, 1998.

FOURTH: The amendment was adopted by action taken by the shareholders of the Corporation in accordance with the Colorado Business Corporation Act on the 10th day of February, 1998.

FIFTH: The number of votes cast which were represented by the action by shareholders approving the amendment was sufficient for approval.

                                   HAI ENTERPRISES, INC.



                                   By: Ernest Mathis, Jr.
                                       Ernest Mathis, Jr., President